Exhibit 23.3

Consent of Independent Registered
Public Accounting Firm

We have issued our report dated February 14, 2024, with respect to the consolidated financial statements of Ceapro Inc. contained in this Registration Statement and Prospectus of Aeterna Zentaris Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears in the caption “Experts.”

/s/ Raymond Chabot Grant Thornton LLP

Montréal, Canada
February 14, 2024